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                                                                     Exhibit 5.1


                                 July 14, 2000



Raytheon Company
141 Spring Street
Lexington, MA  02421

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of Raytheon Company, a Delaware Corporation (the "Company") and am rendering this opinion in connection with a registration statement on Form S-4 (the "Registration Statement") of the Company being filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the following Securities of the Company: (i) $200,000,000 of Floating Rate Exchange Notes Due 2002 (the "Notes Due 2002"); (ii) $800,000,000 of 7.90% Exchange Notes Due 2003 (the "Notes Due 2003"); (iii) $850,000,000 of 8.20% Exchange Notes Due 2006 (the "Notes Due 2006"); and (iv) $400,000,000 of 8.30% Exchange Notes Due 2010 (referred to hereinafter, together with the Notes Due 2002, the Notes Due 2003 and the Notes Due 2006 as the "Registered Securities"), to be issued in exchange for outstanding securities of the Company.

     As Senior Vice President and General Counsel of the Company, I have examined and am familiar with the Restated Certificate of Incorporation of the Company, as amended to date. I am also familiar with the corporate proceedings taken by the Board of Directors of the Company to authorize the filing of the Registration Statement and the issuance of the Registered Securities.

     In connection with the foregoing, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that the Registered Securities, when duly executed, authenticated and delivered against payment therefor, will be validly issued and will constitute binding obligations of the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Notes" in the Prospectus constituting a part of the Registration Statement.


                                             Very truly yours,

                                             /s/ Thomas D. Hyde

                                             Thomas D. Hyde